Exhibit 99.1

Camden National Corporation Announces an 8.6% Increase in First Quarter 2005 Earnings Per Share Results

    CAMDEN, Maine--(BUSINESS WIRE)--April 26, 2005--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (the "Company") (AMEX: CAC), today announced first quarter 2005 earnings per diluted share of $0.63, up 8.6% from $0.58 per diluted share for the first quarter of 2004. Net income after taxes for the first quarter of 2005 was $4.8 million versus $4.5 million recorded during the same period a year ago. For the three months ended March 31, 2005, the returns on average equity and average assets were 15.80% and 1.30% compared to 14.98% and 1.33%, respectively, for the three months ended March 31, 2004.
    The Company's total assets at March 31, 2005 were $1.55 billion, an increase of 13.9% over total assets of $1.36 billion at March 31, 2004. Net loans at March 31, 2005 were $1.09 billion, up 11.9% over the $973.5 million in net loans at March 31, 2004. Total deposits of $1.03 billion at March 31, 2005 were up 10.6% over the same period a year ago.
    "The positive momentum in both financial performance and business activity is a direct result of improving economic conditions in our major market areas, coupled with the beneficial effect of targeted marketing initiatives at both of our affiliate banks," stated Daigle.
    Net interest income of $13.0 million for the first quarter of 2005 was up $588.0 thousand, or 4.8%, compared to the same period a year ago. Daigle noted that strong loan growth at both banks, combined with a series of interest rate hikes by the Federal Reserve Bank and added attention to relationship pricing by business development officers, has been a primary contributor to this positive outcome.
    Non-interest income amounted to $2.4 million for the quarter ended March 31, 2005, down slightly from $2.5 million for the same quarter a year ago. This was primarily the result of a decline in service charge fees impacted by relationship pricing and a decrease in revenues from fiduciary services at Acadia Trust, N.A.
    Non-interest expense for the first quarter of 2005 was $7.9 million, a decrease of $145.0 thousand, or 1.8%, over the prior year. The Company's efficiency ratio (non-interest expense/net interest income and non-interest income) for the quarter ended March 31, 2005 was 51.27%, compared to 53.86% during the first quarter of 2004.
    "While we must continue our efforts to reduce the Company's reliance on the net interest margin, we were encouraged by our ability to grow revenues, control funding costs and keep overhead expenses below levels of a year ago," said Daigle.
    The Company reported earlier that the Board of Directors approved a dividend of $0.20 per share, payable on April 29, 2005 for shareholders of record on April 15, 2005. At the end of the first quarter of 2005, the price of Camden National Corporation stock closed at $35.35 per share, an increase of $3.40, or 10.6%, above the closing price at March 31, 2004.
    "As we march forward in this 130th year of service, I am encouraged by the enthusiasm within the workforce for our stated goal of becoming a national model for sustainable community banking. I believe my colleagues' commitment towards that end is reflected in the positive results reported herein," Daigle noted in concluding his remarks.
    Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank
(UKB), a full-service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.
    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.
    Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.
    These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


                      Camden National Corporation
                 (In thousands, except per share data)

                                 March 31,    March 31,   December 31,
                                   2005         2004          2004
                               ------------ ------------ -------------
Balance Sheet Data
Assets                          $1,545,054   $1,356,661    $1,489,865
Loans                            1,089,439      973,512     1,069,294
Allowance for Loan and Lease
 Losses                             13,670       14,502        13,641
Investments                        360,401      293,694       323,998
Deposits                         1,033,788      934,742     1,014,601
Borrowings                         374,385      285,864       336,820
Shareholders' Equity               123,596      123,837       126,405

Tier 1 Leverage Capital Ratio         7.32%        7.86%         8.06%
Tier 1 Risk-based Capital Ratio      11.01%       11.93%        11.42%
Total Risk-based Capital Ratio       12.27%       13.19%        12.68%

Allowance for loan and lease
 losses to total loans                1.25%        1.49%         1.28%
Non-performing loans to total
 loans                                0.83%        0.62%         0.60%
Return on Average Equity             15.80%       14.98%        15.97%


                                  Three Months Ended
                                 3/31/2005    3/31/2004
                               ------------ ------------
Income Statement Data
Interest Income                    $20,153      $18,165
Interest Expense                     7,193        5,793
                               ------------ ------------
Net Interest Income                 12,960       12,372
Provision for Loan and Lease
 Losses                                230          165
                               ------------ ------------
Net Interest Income after
 Provision for Loan and Lease
 Losses                             12,730       12,207
Non-interest Income                  2,426        2,542
Non-interest Expense                 7,888        8,033
                               ------------ ------------
Income before Income Taxes           7,268        6,716
Income Taxes                         2,427        2,196
                               ------------ ------------
Net Income                          $4,841       $4,520
                               ============ ============

Efficiency ratio                     51.27%       53.86%

Per Share Data
Basic earnings per share             $0.63        $0.58
Diluted earnings per share           $0.63        $0.58
Weighted average shares
 outstanding                     7,636,549    7,749,446


    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Public Relations Officer
             sbrightbill@camdennational.com